UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 7, 2008

TURBOCHEF TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32334	48-1100390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 1900, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(678) 987-1700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 7, 2008, TurboChef Technologies, Inc. (“TurboChef”) entered into an Amended and Restated Credit Agreement with Bank of America, N.A. (the “Credit Agreement”).   The Credit Agreement allows TurboChef to borrow from time to time up to $20 million at any time under the revolving credit facility, based upon a portion of TurboChef’s eligible accounts receivable and inventories.  The Credit Agreement also provides for a letter of credit facility within the credit limit.  Revolving credit loans under the Credit Agreement bear interest at a rate of the British Bankers Association LIBOR Rate (“BBA Libor Rate”) plus 2.50% unless for certain reasons the BBA Libor Rates are  unavailable, then at a rate in an amount of 2.50% over the higher of the Federal Funds Rate plus 0.5% and Bank of America’s prime rate.   TurboChef’s obligations under the Credit Agreement would be secured by substantially all of the assets of TurboChef and its subsidiary.  The Credit Agreement contains customary affirmative and negative covenants and acceleration provisions.  The credit commitment expires on February 28, 2009, and any outstanding indebtedness under the Credit Agreement would be due on that date.  TurboChef had outstanding indebtedness of $9 million under its previous credit agreement with the lender, which amount was rolled into this Credit Agreement and TurboChef’s note thereunder.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the terms and conditions set forth in the Credit Agreement, a copy of which is filed as Exhibit 99.1

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

	Exhibit No.	Description

	99.1	Amended and Restated Credit Agreement dated as of February 7, 2008 among TurboChef Technologies, Inc., its subsidiaries and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURBOCHEF TECHNOLOGIES, INC.
(Registrant)

By:	/s/ Dennis J. Stockwell
Dennis J. Stockwell
Vice President and General Counsel

Date:  February 8, 2008